UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2021

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MSC INDUSTRIAL DIRECT CO., INC.

(Exact name of registrant as specified in its charter)

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New York	1-14130	11-3289165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Maxess Road, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 812-2000

Not Applicable
(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	MSM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 24, 2021, MSC Industrial Direct Co., Inc. (the “Company”) entered into Amendment No. 1 to the Credit Agreement, dated as of August 24, 2021 (the “Amendment”), by and among the Company, the subsidiary guarantors party thereto, the lenders and issuing lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), which amends the Company’s existing Credit Agreement, dated as of April 14, 2017 (as amended, the “Credit Agreement”), by and among the Company, the financial institutions party thereto as lenders and the Administrative Agent. The Amendment provides for, among other things: (i) an extension of the maturity date for the Company’s existing $600 million unsecured revolving loan facility (the “Credit Facility”) to August 24, 2026; (ii) updates to the performance-based pricing grid determined by the Company’s consolidated leverage ratio (as defined in the Credit Agreement); (iii) the replacement of certain Lenders under the Credit Facility; (iv) the addition of certain subsidiary guarantors; (v) procedures for the succession from the London Interbank Offered Rate (“LIBOR”) to an alternative benchmark reference rate; and (vi) customary new provisions relating to qualified financial contracts, sanctions and anti-money laundering rules and laws.

Pursuant to the Amendment, borrowings under the Credit Facility bear interest, at the Company’s option, either at (i) LIBOR plus the applicable margin for LIBOR loans ranging from 0.875% to 1.250%, based on the Company’s consolidated leverage ratio; or (ii) the greatest of (a) the Administrative Agent’s prime rate in effect on such day, (b) the federal funds effective rate in effect on such day, plus 0.50% and (c) the applicable LIBOR for a one month interest period on such day, plus 1.00%, plus, in the case of each of clauses (a) through (c), an applicable margin ranging from 0.00% to 0.250%, based on the Company’s consolidated leverage ratio. The Company is required to pay a quarterly undrawn fee ranging from 0.075% to 0.175% per annum on the unutilized portion of the Credit Facility, based on the Company’s consolidated leverage ratio. The Company is also required to pay quarterly letter of credit usage fees ranging between 0.875% to 1.250% (based on the Company’s consolidated leverage ratio) on the amount of the daily average outstanding letters of credit, and a quarterly fronting fee of 0.125% per annum on the undrawn and unexpired amount of each letter of credit. As amended, the Credit Facility continues to include customary covenants, representations and warranties and events of default.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full terms and conditions of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Certain of the Lenders under the Credit Facility and/or their affiliates have from time to time performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and/or its subsidiaries in the ordinary course of business, for which they have received or will receive customary fees and commissions.

Item 2.03. Creation of a direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:
10.1

Amendment No.1 to Credit Agreement, dated as of August 24, 2021, by and among MSC Industrial Direct Co., Inc., the subsidiary guarantors party thereto, the lenders and issuing lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSC INDUSTRIAL DIRECT CO., INC.

Date: August 30, 2021	By:	/s/ KRISTEN ACTIS-GRANDE
	Name:	Kristen Actis-Grande
	Title:	Executive Vice President and Chief Financial Officer